Exhibit 10.10

T e n a n c y  d e e d

Establish a tenancy deed	Lessor Lau Wai Man (hereinafter referred to as Party A).

Lessee Galaxy Human Resources Limited（Hereinafter referred to as Party B）

The terms of the tenancy deed are hereby agreed upon by the parties as set out below:

Article 1:	The location of Party A’s house: 5F.-2, No. 48, Section 2, Wenhua 3rd Section, Linkou District, New Taipei City

Scope of use: Partial

Article 2:	The lease term is 1 year after negotiation between Party A and Party B.

From May 19, 109 of the Republic of China to May 10, 110 of the Republic of China.

Article 3:	The rent is NTD 20,000 per month, and Party B shall not delay or refuse to pay it for any reason, water, electricity, gas, telephone, The building management fee shall be paid by Party B.

Article 4:	The rent shall be paid before the 5th of each month, and Party B shall not delay it by excuse for 1 month each time.

Article 5:	Party B shall pay Party A NT$10,000 as a lease deposit at the time of contracting, and if Party B does not continue to lease, Party A shall empty and return the house to Party B After that, the rental deposit is refunded without interest.

Article 6:	When Party B expires the lease period, in addition to continuing to rent with the consent of Party A, Party B shall sincerely relocate the leased house to Party A in accordance with the original state on the same day, and shall not prevaricate or claim any rights, such as not immediately relocating and returning the house Party A shall request Party B every month for a liquidated damages of five times the rent until the date of completion of the transfer, and Party B shall have no objection.

Article 7:	If Party B intends to move away from another place during the contract period, Party B shall not request from Party A for rent reimbursement, relocation fees and other rights in any name, but shall unconditionally return the house to Party A as it is, and Party B shall not object.

Article 8:	Without the consent of Party A, Party B shall not privately lend, sublease, resell or use the house by others in whole or in part of the right to the house.

Article 9:	When it is necessary for the house to be modified, Party B may install it itself after obtaining the consent of Party A, but shall not damage the original building, and Party B shall be responsible for returning the house to the original state.

Article 10:	Houses shall not be used for illegal use or storage of dangerous goods to affect public safety.

Article 11:	Party B shall use the house with the attention of a good manager, and shall be liable for damages except in irresistible circumstances such as natural disasters and earth changes, and the damage to the house caused by Party B’s negligence. If the house is repaired due to natural damage, Party A shall be responsible for repairing it.

Article 12:	If Party B has a breach of contract and causes damage to the rights and interests of Party A, Party A is willing to pay compensation for damages, and Party B shall be responsible for compensation for the litigation fees and lawyers’ fees paid by Party A due to litigation.

Article 13:	Party A and Party B shall abide by the provisions of each article of this contract, and if any conditions are violated, Party A may terminate the contract at any time to recover the house, so Party A shall not be liable for the losses suffered by Party B.

Article 14:	Stamp duty is borne by Party A, and Party A shall bear the tax on the house, and Party B shall bear the water and electricity bills and the taxes that must be paid on the wall.

Article 15:	If the housing tax, comprehensive income tax, etc. of this rental house increases compared with the tax amount before the rental, Party B shall be responsible for subsidies, and Party B shall never object.

Article 16:	When moving out at the end of the lease period, All the furniture and miscellaneous belongings of Party B, etc., if there are liens and do not move, should be regarded as waste and left to Be disposed of by Party A, and Party B will never object.

Article 17:	Matters subject to compulsory enforcement:

1.	If Party B intends to move away from another place in advance during the lease period, Party B shall compensate Party A for one month’s rent, and Party B has no objection.

2.	If Party B violates the terms of this contract during the lease period, Party B shall handle it at the disposal of Party A, and Party B shall have no objection.

Article18:	Party B A shall be responsible for paying the withholding of this rent voucher to the taxation and collection authority.

The above conditions are agreed by both parties, and I am afraid that I will not be able to establish two parts of this contract to hold two parts of the contract, to show my trustworthiness.

Contractor (Party A): Lau Wai Man

ID number: F128278066

Registered address: 12th floor, No. 60, Section 2, Wenhua 3rd Road, Linkou District, New Taipei City

Tel: 0918078868

Contractor (Party B): Galaxy Human Resources Limited

Tax ID number: 69386633

Person in charge: Lao Wai Hong

Registered address: 5F.-2, No. 48, Section 2, Wenhua 3rd Road, Linkou District, New Taipei City

Tel: +852-60502130

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